Exhibit 10.1

INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

This Agreement (“the Agreement”) is made as of the 15th day of April, 2021 by and between VerifyMe, Inc. a Nevada Corporation with its principal office located at 75 S. Clinton Ave., Suite 510, Rochester, New York 14604, (the “Company”), and Norman Gardner, an individual having an address of __________ (“Consultant”).

Whereas, Consultant and the Company were parties to a prior Consulting Agreement, dated June 30, 2017, including all subsequent amendments (“2017 Agreement”), which Consultant and the Company agree is hereby superseded in its entirety by the terms of this Agreement;

Whereas, Consultant agrees to resign, effective immediately, from the Board of Directors of the Company, but shall be paid out his fees under the 2017 Agreement through June 30, 2021;

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Company and Consultant agree as follows:

1.       Purpose. The purpose of this Agreement is to set forth the understanding and relationship between the Company and Consultant. The Company hereby agrees to retain Consultant, and Consultant hereby agrees to provide certain services for the Company, as an independent contractor, and not as an employee, upon the terms and conditions set forth below. As used in this Agreement, “Business” means the Company’s business as a technology solutions provider specializing in brand protection functions such as counterfeit prevention, authentication, serialization, and track and trace features for labels, packaging and products.

2.       Professional Services. Consultant will provide consulting services as Founder and Chairman Emeritus Honorary Senior Consultant for the Company. Consultant hereby agrees to provide to the Company those services listed in “Schedule A - Professional Services” (the “Services”) attached hereto and made a part hereof, and as may be amended from time to time by the parties.

3.       Adherence to Inside Trading Policies. Consultant acknowledges that the Company is publicly-held and, as a result, has implemented insider trading policies designed to preclude those associated with the Company from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party.  Consultant shall promptly execute any agreements generally distributed by the Company to its contractors and/or consultants requiring such individuals to abide by its inside information policies. Subject to and without waiving this provision, the parties do not expect Consultant’s Services hereunder to require him to access material, non-public information on a regular basis.

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4.       Payment.

a.	Fees. During the Term of this Agreement, the Company agrees to pay the following amounts: (a) One Hundred Seventy-Five Thousand Dollars and No Cents ($175,000.00), paid in regular, equal installments, for Services performed during the first year of the Term, and (b) Eighty-Seven Thousand Five Hundred Dollars and No Cents ($87,500.00), paid in regular, equal installments, for Services performed during the second year of the Term. The aforementioned payments shall be made on the first calendar day (or the next business day) of each month.

b.	Additional Annual Fee. The Company shall pay Consultant an additional annual fee of Twelve Thousand Dollars and No Cents ($12,000.00) payable in regular, equal installments on the first calendar day (or the next business day) of each month.

c.	Outstanding Shares.

i.	Consultant and the Company hereby acknowledge and agree that the following equity award granted to Consultant under the Company’s 2020 Equity Incentive Plan (the “2020 EIP”), shall be cancelled as of the Effective Date, as defined in Section 14(a) of this Agreement: the 8,300 shares of restricted stock (“Restricted Stock”), granted to Consultant, which expire on December 21, 2026. For the avoidance of doubt, effective as of the Effective Date, Consultant shall have no rights with respect to the Restricted Stock referred to in this Section 4(c)(i).

ii.	The equity award of 40,000 shares of Restricted Stock that was granted to Consultant under the 2020 EIP and previously subject to vesting in August of 2021, shall fully vest as of the Effective Date, as defined in Section 14(a) of this Agreement. Consultant agrees that during the Term of this Agreement, Consultant will not sell more than 5,000 shares of the Company’s common stock during any trading day without prior approval of the Company, and the Company agrees to otherwise not block Consultant from selling shares of common stock, including instructing the Company’s legal counsel to issue a legal opinion.

iii.	Consultant’s existing grant of 90,000 stock options at an exercise price of $3.50 shall not be changed or affected by this Agreement, except as specifically referenced in Section 14.

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d.	New Award. Consultant shall be granted an award of Restricted Stock under the 2020 EIP on April 15, 2021 (the “New Award”). The New Award shall have a grant date fair value equal to $300,000, based on the ten-day value weighted average closing price on April 15, 2021. The New Award shall be eligible to vest as follows: (i) $150,000 of the New Award (the “First Tranche”) shall vest 100% immediately; (ii) $75,000 of the New Award (the “Second Tranche”) shall vest at the end of the first year of the Term; and (iii) $75,000 of the New Award (the “Third Tranche”) shall vest at the end of the second year of the Term. Except as provided below in Section 14, the vesting of the New Award (or any portion thereof) is in all cases subject to Consultant’s continued service with the Company until the applicable vesting date. The New Award shall be subject to the terms and conditions of the 2020 EIP and the underlying award agreement, which award agreement shall be consistent with the terms set forth herein. Consultant and the Company hereby acknowledge and agree that no new equity awards shall be granted to Consultant during the Term, other than the New Award.

e.	As an independent contractor, Consultant agrees and understands that Consultant is not entitled to any other benefits and privileges established for the Company’s executive officers or employees, such as life, accident or health insurance, vacation and sick leave with pay, paid holidays, bonus plan participation, or severance pay upon termination of this Agreement for any reason. In accordance with Consultant’s independent contractor status, payments and stock awards to Consultant shall not constitute wages/salary and therefore, no amounts shall be deducted for Federal and State employment, Social Security or other taxes or employee benefit claims. Consultant shall be individually responsible for filing and paying Consultant’s own taxes, as applicable. Except as provided for in this Agreement, neither the Company nor any of its affiliates shall have any liability or obligation to Consultant for compensation or benefits as a result of the Services or otherwise.

5.       Independent Contractor. In the performance of the Services, duties and obligations undertaken by Consultant under this Agreement, it is mutually understood and agreed that Consultant is at all times acting and performing as an independent contractor. Except for the establishment of standards and parameters for the provision of Services hereunder, the Company shall neither have nor exercise control over the methods by which Consultant shall perform the Services under this Agreement. However, this shall in no way interfere with the right of the Company to determine whether Consultant is adequately, and in good faith, discharging Consultant’s duties under this Agreement. In connection with the provision of Services, Consultant shall:

a.	Perform the Services (i) in a professional and workmanlike manner; (ii) in compliance with this Agreement and all applicable specifications established by the Company, and (iii) in compliance with all applicable statutes, acts, ordinances, laws, rules, regulations, codes and standards;

b.	At all times be solely responsible for all means, methods, techniques, sequences and procedures of the Services, and the acts and omissions of Consultant, his agents and/or designees;

c.	Have sole responsibility for the health, safety, and welfare of Consultant in performing the Services. At all times while performing the Services at the Company, Consultant will also comply with all applicable Company health, safety, security and environmental procedures, policies and guidelines;

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d.	Provide all equipment and materials necessary to provide the Services. Any failure of equipment or materials shall be the responsibility of Consultant, and Consultant shall, at Consultant’s expense, take such measures as are necessary to ensure that the Services are provided;

e.	Be solely responsible for all expenses associated with office space, meetings, travel and any other costs related to providing the Services, unless otherwise agreed to by the parties in advance. The Company will not provide Consultant with office space on the Company’s premises, but may grant Consultant access to the Company facilities, from time to time, to provide Services hereunder;

f.	Provide for, secure, and/or be solely responsible for any and all required fees, permits, Workers’ Compensation insurance coverage, Unemployment Insurance, and Disability Insurance, Social Security contributions, income tax withholdings, and any other insurance or taxes, including but not limited to Federal and State taxes, for Consultant in performing the Services pursuant to this Agreement;

g.	Comply with all applicable laws, including all equal employment opportunity and non-discrimination requirements;

h.	Be available at reasonable times to consult with appropriate representatives of the Company concerning any Services performed or to be performed by Consultant under this Agreement, except that Consultant shall not be required to be make himself available to the Company for more than eight (8) hours per week; and

i.	Not assume or create any obligations, express or implied, debts or liabilities on behalf of or in the name of the Company. Consultant has no authority to bind the Company, and Consultant will not make any arrangements or representations on behalf of the Company.

6.       Liability Insurance and Indemnification. For any claims, suits, losses, or damages (“Claims”) alleged against Consultant and/or any of the Company Parties (as defined below) that relate to any actions or omissions of Consultant in relation to his Services to the Company prior to the date of this Agreement, the Company shall indemnify, defend and hold harmless Consultant, including through the Company’s general liability insurance policy and directors and officers insurance policy to the full extent of those policies. For any Claims that arise in relation to Consultant’s Services under this Agreement, the Company shall indemnify, defend and hold harmless Consultant to the extent such indemnification and defense is provided by the Company’s general liability insurance policy. “Company Parties” means the Company and its directors, officers, agents, and employees.

7.       Limitation of Liability. In no event shall the Company be liable for special, indirect, incidental or consequential damages to the full extent such may be disclaimed by law even if the Company has been advised of the possibility of such damages.

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8.       Non-Competition. Until termination of this Agreement and for a period of one year commencing on the date of termination, Consultant (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venture, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Company (which for the purpose of this Agreement also includes any of its subsidiaries or affiliates) by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States or other country in which the Company was actually engaged in business as of the time of termination of this Agreement or where the Company reasonably expected to engage in business within three months of the date of termination of this Agreement. For purposes of this Agreement, the term “compete with the Company” shall refer to any business activity in which the Company was engaged as of the termination of this Agreement or reasonably expected to engage in within three months of termination of this Agreement; provided, however, the foregoing shall not prevent Consultant from (i) accepting employment or acting as a consultant to an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company's Business (the “Prohibited Business”) if the Consultant’s services are totally unrelated to the Prohibited Business, (ii) competing in a country where as of the time of the alleged violation the Company has ceased engaging in business, or (iii) competing in a line of business which as of the time of the alleged violation the Company has either ceased engaging in or publicly announced or disclosed that it intends to cease engaging in; provided, further, the foregoing shall not prohibit the Consultant from owning up to five percent of the securities of any publicly-traded enterprise provided as long as the Consultant is not a director, officer, consultant, employee, partner, joint venture, manager, or member of, or to such enterprise, or otherwise compensated for services rendered thereby.

9.       Non-Solicitation.

a.	During the periods in which the provisions of Section 8 shall be in effect, the Consultant, directly or indirectly, will not seek nor accept Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company. For purposes of this Agreement, the term “Customer” means any person, firm, corporation, partnership, limited liability company, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, limited liability company, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be. Provided, however, the goods or services must be competitive in some respect to the Company's business during such time.

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b.	During the period in which the provisions of Sections 8 and 9(a) shall be in effect, Consultant agrees that Consultant shall not, directly or indirectly, request, recommend or advise any employee of the Company to terminate his or her employment with the Company, for the purposes of providing services for a Prohibited Business, or solicit for employment or recommend to any third party the solicitation for employment of any individual who was employed by the Company or any of its subsidiaries and affiliates at any time during the one year period preceding Consultant’s termination of employment.

10.     Non-Disparagement. Consultant and the Company agree that during the term of this Agreement and after the termination of this Agreement, they will refrain from making, in writing or orally, any unfavorable comments about the other, including its or his performance, operations, policies, or procedures that would be likely to injure the other party’s reputation or business prospects; provided, however, that (1) nothing herein shall preclude Consultant or the Company from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law; and (2) nothing herein shall limit the confidential, internal communications of the Company’s Board, directors or officers.

11.     Non-Exclusive Agreement. Nothing contained in this Agreement shall interfere with Consultant’s engagement in other occupation, or Consultant’s ability to provide similar services to any other outside party. However, during the Term, as defined in this Agreement, Consultant will not engage in any work or business activity, paid or unpaid, enter into an agreement, or accept an obligation, that (a) is inconsistent with Consultant’s obligations, or the Services to be rendered for the Company, under this Agreement, or (b) creates an actual or potential conflict of interest with the Company.

12.     Confidential Information. “Confidential Information” consists of information relating to the Business or interests of the Company, including, but not limited to, information concerning facilities, services, suppliers, business partners, operations, research, finances, processes and procedures, employees, clients/customers or prospective clients/customers (including mailing lists, marketing techniques, advertising, promotions, etc.), and any information obtained through access to any information system (including computers, networks, voice mail, etc.) which, if not otherwise described above, is of such a nature that a reasonable person would believe it to be confidential or proprietary. The term “Confidential Information” also includes, but is not limited to, information expressly identified as confidential as well as any and all trade secrets, intellectual property (whether or not patented or registered), customer lists, details of customer contracts, vendor information, pricing policies, operational methods, marketing plans or strategies, processes, techniques, computer software and source code, manufacturing methods, designs, materials, formulae, programs, contract forms, analyses, budgets, business or strategic plans, advertising formats, financial structures, program booklets, projections, training programs, recording systems, accounting reports, management systems, business acquisition plans and new personnel acquisition plans of the Company or any of its parents or affiliates, and related materials which are unique to the Company and used by and developed by or for the Company in the conduct or promotion of its Business, which is not generally known to the industry in which the Company or its affiliates are or may become engaged. At all times, all Confidential Information shall remain the property of the Company. The term “Confidential Information” excludes information that: (a) is made public by the Company, other than as a result of disclosure by Consultant; (b) becomes generally available to the public, other than as the result of disclosure by Consultant or other party in violation of any obligation of confidentiality to the Company; or (c) Consultant obtains, after the Effective Date, as defined in Section 14(a) of this Agreement, from sources other than the Company and not under a confidentiality obligation to the Company.

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a.	Consultant will not, directly or indirectly, at any time, without the prior written consent of the Company, disclose, use (other than in performing the Services), copy, reproduce or retain in Consultant’s possession, in any manner, any Confidential Information. On the termination of this Agreement or upon the prior request of the Company, Consultant will return to the Company all Confidential Information then in Consultant’s possession or within Consultant’s control and will, on the reasonable request of the Company, certify to the Company that Consultant has returned the same.

b.	Consultant will protect the confidentiality of and prevent unauthorized use, dissemination, reproduction or publication of Confidential Information. Consultant will not use Confidential Information for any purpose other than performing Services under this Agreement. Consultant will neither publish nor reveal any Confidential Information to anyone except authorized Company employees, nor shall Consultant make any use, directly or indirectly, of Confidential Information without the prior written consent of the Company. Consultant will protect the confidentiality of Confidential Information with the same degree of care as Consultant uses for Consultant’s own similar information. The restrictions on Consultant using, publishing or revealing Confidential Information continue perpetually unless the Company agrees otherwise in writing.

c.	Consultant recognizes that the Company has received and in the future will receive from third parties (including Company suppliers and clients) confidential or proprietary information on the condition that the Company maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the Term of this Agreement and thereafter, a duty to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out Consultant’s work for the Company in a manner consistent with the Company’s agreement with such third party, to the extent permitted by law) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express prior written authorization of the Company.

d.	Consultant is hereby notified and understands that under the Defend Trade Secrets Act of 2016 (the “Act”), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Consultant further understands that under the Act, an individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

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e.	Whistleblower Protection. Nothing in this Agreement prevents Consultant from reporting alleged unlawful conduct to, providing truthful information to, cooperating with, filing a charge or complaint with and/or participating in any investigation or proceeding with a federal, state or local agency or self-regulatory organization charged with enforcement of any laws, including the Securities and Exchange Commission; provided, however, that you agree not to disclose confidential information that is subject to a legal privilege of the Company, including but not limited to the attorney-client privilege and attorney work product protection.

13.     Ownership of Work Product and Inventions. All services rendered by Consultant for the Company, whether performed before the execution of this Agreement or during the Term of this Agreement, and the results and proceeds thereof, and all inventions, improvements, developments, ideas, discoveries, materials of any type, nature or description whatsoever conceived, created, developed, contributed, designed and/or originated by Consultant and/or in connection with this Agreement, shall be the sole and exclusive property of the Company, free and clear of any and all rights and claims by Consultant or any other person or entity. Consultant hereby waives, agrees not to assert any rights to, and expressly assigns and transfers to the Company all data, information, ideas, innovations, work products, discoveries, improvements, inventions, trademarks, copyrights, computer programs, applications or systems, and other work products, developments or improvements of any kind (collectively, the “Creations”) conceived or created by Consultant, alone or with others, during the Term of this Agreement that are within the scope of the Business or that relate to the Services, any of the Company’s work, or projects for the Company, its employees, its clients or itself. Consultant agrees to assist the Company to obtain any and all patents, copyrights, trademarks, trade names, patents or the like to vest rights and ownership in the Creations in the Company.

Upon the Company’s request, Consultant shall provide the Company with access to review the ongoing work of Consultant in relation to the Services. Immediately upon termination of this Agreement for any reason, Consultant shall promptly provide all Creations developed or prepared in performance of the Services in whatever form (including works in progress), to the Company.

14.     Term and Termination.

a.	Term. The term of this Agreement (the “Term”) shall commence on June 30, 2021 (the “Effective Date”) and shall continue for a period of two (2) years, unless terminated sooner pursuant to the provisions of this Section 14. Company shall pay Consultant the remaining fees under the 2017 Agreement through June 30, 2021.

b.	Termination Upon Death or Disability. This Agreement and the Term shall terminate immediately upon the death or Disability of Consultant. As used herein, “Disability” means the inability of Consultant to perform the Services for thirty (30) or more days during the Term as a result of any illness, injury, accident or condition of either a physical or psychological nature.

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c.	Termination by Company for Cause. The Company may terminate this Agreement and the Term effective immediately upon written notice to Consultant, if (i) Consultant is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of the Company; (ii) Consultant, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in material harm to the Company; (iii) Consultant misappropriates Company funds or otherwise defrauds the Company in a matter involving a material amount of money or property; (iv) Consultant breaches his fiduciary duty to the Company resulting in material profit to him, directly or indirectly; (v) Consultant materially breaches any agreement with the Company and fails to cure such breach within 10 days of receipt of notice, unless the act is incapable of being cured; (vi) Consultant breaches any provision of Sections 8, 9, 10 or 12; (vii) Consultant becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining Consultant from violating any securities law administered or regulated by the Securities and Exchange Commission; (viii) Consultant becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; (ix) Consultant refuses to carry out a resolution adopted by the Company’s Board at a meeting in which Consultant was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) Consultant abuses alcohol or drugs in a manner that interferes with the successful performance of his duties.

d.	Termination by Company without Cause. The Company may terminate this Agreement and the Term at any time, without cause, upon written notice to Consultant. Upon notice of termination, Consultant will continue to render the Services under this Agreement until the effective date of termination, unless the parties mutually agree otherwise or the Company determines in its sole discretion that such continued services by Consultant will pose a threat to the health and safety of its employees or customers and/or to the Business of the Company in which case the Company may terminate the Agreement and the Term immediately. Prior to the termination date, Consultant shall make a reasonable attempt to finish all work in progress.

e.	Termination by Consultant. Consultant may terminate this Agreement and the Term at any time upon thirty (30) days’ prior written notice to the Company. Following notice of termination, Consultant will continue to render the Services under this Agreement until the effective date of termination, unless the parties mutually agree otherwise or the Company determines in its sole discretion that such continued services by Consultant will pose a threat to the health and safety of its employees or customers and/or to the Business of the Company in which case the Company may terminate the Agreement and the Term immediately. Prior to the termination date, Consultant shall make a reasonable attempt to finish all work in progress.

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f.	Effect of Termination.

i.	Upon the death or Disability of Consultant, or the termination by the Company of Consultant without Cause: (A) the Company shall continue to make payments provided under Section 4(a) and 4(b) until the end of the original Term; and (B) all unvested portions of the New Award will accelerate and become fully vested upon the date of the death or Disability of Consultant, or the date of termination by the Company of Consultant without Cause.

ii.	Upon the termination by the Company of Consultant with Cause or the termination by Consultant, (A) the Company shall continue to make payments provided under Section 4(a), but only with respect to remaining payments for the first year of the Term, if any; and (B) all unvested portions of the New Award will cease to vest and Consultant shall have no rights with respect to the unvested portions of the New Award.

iii.	In all cases, upon expiration or termination of this Agreement, and except as otherwise provided for in this Agreement, (A) Consultant shall promptly return to Company all Company property, including the Company property provided to Consultant to perform the Services, and all computer programs, files, documentation, media, related material and any other material that is owned by the Company or that contains Confidential Information of the Company; and (B) the Company shall pay Consultant in accordance with Section 4(a), for Services performed prior to the effective date of termination, but otherwise, Company shall have no further liability or obligation to Consultant pursuant to this Agreement. In all cases, upon expiration or termination of this Agreement, the payments described in this Section and the treatment of any stock awards are subject to the execution by Consultant (or the personal representative or executor of Consultant’s estate following Consultant’s death, or Consultant’s personal representative following Consultant’s incapacitation due to Disability) of a general release of claims and non-disparagement agreement in favor of the Company on or following the date of termination, in a form determined in the sole discretion of the Company, and non-revocation of the Release prior to the expiration of the revocation period contained therein.

iv.	In the event of Consultant’s death or incapacity, before or after any event of termination as set forth above, Consultant’s survivor or power of attorney, as the case may be, shall have the same rights as Consultant to exercise his New Award, his other vested shares and his vested options.

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15.     Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflict of laws principles. The parties to this Agreement hereby agree to the exclusive jurisdiction over such parties and over the subject matter of any action or proceeding arising under this Agreement by a competent Court located in Monroe County, New York, or by a United States District Court sitting in the Western District of New York, exclusively, and agree not to contest jurisdiction in an action brought under this Agreement. Consultant agrees to waive any defense based on jurisdiction and/or venue and agrees to accept service of process by mail in an action brought under this Agreement.

16.     Modification. This Agreement shall not be modified or amended except by an instrument in writing signed by the parties hereto.

17.     Assignment. Consultant shall not assign any of Consultant’s rights, duties or obligations under this Agreement without the prior written consent of the Company.

18.     No Waiver. Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No amendment of this Agreement will be effective unless made in writing and signed by the parties.

19.     Survival. Sections 6, 7, 8, 9, 10, 12, 13, 14(f), 15, 18, 19, 20, 21, 22, and 23 shall survive the expiration or termination of this Agreement and/or the Term.

20.     Notices. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

If to Consultant:	Norman Gardner
__________
__________
Email:

If to the Company:	Patrick White
Chief Executive Officer
VerifyMe, Inc.
__________
__________
Email:

With a copy to:	Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604
Attention: Alex R. McClean, Esq. Email: [__________]

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Either party may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder.

21.     Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

22.     Remedies. The remedies of each party hereunder shall be cumulative and concurrent, and may be pursued singularly, successively, or together, in such party’s sole discretion. Consultant acknowledges that breach of any of the covenants contained in this Agreement, including in Sections 8 and 9, will result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely, and that, in the event of such a breach, or threat thereof, the Company shall be entitled to obtain a temporary restraining order or preliminary or permanent injunction restraining Consultant from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce the covenants in this Agreement. Without limitation of the generality of the foregoing, in the event of a breach by Consultant of the covenants contained in this Agreement, Company shall be entitled, in addition to any other remedies that it may have, to specific, injunctive or other equitable relief (without the requirement of posting of a bond or other security) in order to enforce such provision. The Company’s right to seek and obtain equitable relief does not prevent or limit it from seeking other lawful or equitable relief against Consultant for a breach of the covenants contemplated by this Agreement. If the Company or Consultant brings an action to enforce the provisions of this Agreement, then the prevailing party in any such action shall be entitled to recover from the opposing party its reasonable attorneys’ fees, costs and disbursements.

23.     Entire Agreement. The above recitals are hereby incorporated into and made a part of this Agreement. This Agreement constitutes the entire agreement between the parties relating to its subject matter, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, with the exception of the 2020 Equity Incentive Plan. There are no other conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

24.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

[Signature Page to Follow]

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In Witness Whereof, the parties hereto have executed this Agreement effective as of the Effective Date.

	VERIFYME, INC.:			CONSULTANT:

By:	/s/ Patrick White		By:	/s/ Norman Gardner
Name:	Patrick White			Norman Gardner
Title:	CEO

Address:	75 S. Clinton Ave.		Address:
Suite 510
Rochester, New York
14604

Date:	April 15	, 2021	Date:	April 15	, 2021

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SCHEDULE A

1.       Professional Services.

During the Term, Consultant shall serve as Founder and Chairman Emeritus Honorary Senior Consultant to the Company, reporting to the Chief Executive Officer of the Company, providing consulting services for the Company.

Consultant shall not be required to be make himself available to the Company for more than eight (8) hours per week.

Work priority and deadlines will be determined by the Company. Consultant will report directly to the Chief Executive Officer of the Company and to any other party designated by name in connection with performance of any and all Services under this Agreement.

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